EXHIBIT 99

September 8, 2010

SOUTHERN TRUST SECURITIES ANNOUNCES LETTER OF INTENT
TO ACQUIRE CONTROLLING INTEREST IN ARGENTINE CREDIT CARD COMPANY

MIAMI, FL – September 8, 2010. Southern Trust Securities Holding Corp. (“STSHC”) (OTCBB: SOHL), a financial services company offering broker-dealer, investment banking, investment advisory and wealth management services, announced today that it has signed a Letter of Intent ("LOI") to acquire a controlling interest in Nexo Emprendimientos S.A. ("Nexo") an Argentine credit card company.

Pursuant to the LOI, STSHC will acquire 9,671,360 Nexo shares owned by Probenefit S.A. in exchange for $3,500,000 cash and 6,527,000 newly issued common stock shares of STSHC (the "Transaction").  These purchased shares combined with STSHC's existing Nexo shares will give STSHC 60% of the total stock ownership of Nexo.

The Transaction is subject to STSHC successfully raising at least $3,500,000 in gross proceeds. The Transaction is also subject to the negotiation and execution of definitive acquisition documents including a shareholders agreement between STSHC and Probenefit, and the approval by the Board of Directors of both companies.

Nexo is a fast growing credit card and consumer loan company based in Argentina. Nexo was started in 2006 and provides consumers and retail entities complete credit card services under primarily the Nexo brand name. Nexo also provides loans to consumers for up to two-year periods. Nexo currently has 17 branch offices throughout Argentina. Nexo projects for its next 12 months over $7 million in revenues and STSCH expects the Transaction to increase its profit generation capacity. Nexo had a net book value, as of June 30, 2010, of around $6.2 million.

STSHC’s CEO Mr. Robert Escobio commented, “Southern Trust made an investment in Nexo in 2009 and since then we have been able to see Nexo grow and more importantly see its management team execute on its business plan. We are now very confident that Nexo will experience significant growth and become very profitable in its core consumer finance business segments. By acquiring control of Nexo we will be able to grow STSHC's top line and profitability much quicker and it will give us diversification from our core brokerage business into one of the fastest growing financial segments and regions."

Mr. Escobio continued, "We plan to utilize Nexo's sales force of almost 100 people to cross market some of STSHC's services and to bring new financial products to the region."

About Southern Trust Securities Holding Corp.

STSHC is a financial services company offering securities brokerage, investment banking, asset management and private wealth management for a growing base of retail and institutional, corporate, and high-net-worth clients primarily in Latin America and Asia. STSHC services include access to international investment opportunities in U.S. and foreign capital markets, offshore entities for financial planning, and cross-border transactions, including private placements, bridge financing and reverse mergers into publicly-traded shell corporations. STSHC operates through its subsidiaries, Southern Trust Securities, Inc. (STSI) and Southern Trust Securities Asset Management, Inc. (STSAM), and affiliated Geneva-based International Private Wealth Management S.A. (IPWM). STSI is a member of the Securities Investors Protection Corporation (SIPC), National Futures Association (NFA), Financial Industry Regulatory Authority (FINRA), and Municipal Securities Review Board (MSRB). STSI clears trades through, and maintains client accounts with, Pershing LLC, a wholly owned subsidiary of The Bank of New York Mellon Co.

Forward- Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Except as otherwise required by federal securities laws, the Corporation undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.

Contact:	Southern Trust Securities Holding Corp.
Robert Escobio, Chief Executive Officer
305-446-4800

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